EXHIBIT 99.7

HAWTHORNE FINANCIAL CORPORATION

NOTICE OF VOTING OPPORTUNITY

AT THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON

May 25, 2004

To the participants in the Hawthorne Financial Corporation Employee Stock Ownership/401(k) Plan (the “401(k) Plan/ESOP”):

A special meeting of the stockholders of Hawthorne Financial Corporation will be held at 11:00 a.m., Pacific time, on Tuesday, May 25, 2004 at Hawthorne Financial’s headquarters, located at 2381 Rosecrans Avenue, 2nd Floor, El Segundo, California, for the following purposes, all of which are more completely set forth in the accompanying joint proxy statement/prospectus:

(1)	To consider and vote upon a proposal to approve and adopt the agreement and plan of merger, dated as of January 27, 2004, among Commercial Capital Bancorp, Inc., CCBI Acquisition Corp. and Hawthorne Financial Corporation, as described in the joint proxy statement/prospectus that accompanies this Notice;

(2)	To consider and vote upon a proposal to grant discretionary authority to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement; and

(3)	To transact such other business as may properly come before the special meeting or any adjournment thereof. Management is not aware of any other such business.

Voting Directions. Because shares of Hawthorne Financial common stock are credited to your account under the 401(k) Plan/ESOP, you have the right to direct Actuarial Consultants, Inc. (the “Servicer”), who has been appointed to report to the trustee of the 401(k) Plan/ESOP, Capital Bank and Trust (the “Trustee”), how to vote the shares credited to your account at the special meeting of stockholders on the proposals.

How to Direct the Vote of Shares Credited to You Under the 401(k) Plan/ESOP. The Trustee is the owner of record of the shares of Hawthorne Financial common stock held for your account in the 401(k) Plan/ESOP. As such, the Trustee is the only one who can vote your shares, but the Trustee will vote the shares credited to your account in accordance with your instructions, if you provide them timely.

You may use the enclosed Proxy Card to convey to the Servicer your voting instructions. To vote shares of Hawthorne Financial common stock credited to your account under the 401(k) Plan/ESOP, please instruct the Servicer by completing, executing and returning the attached Proxy Card to the address indicated below. Please return your Proxy Card in the enclosed envelope that has the BLUE STICKER in the lower right hand corner. The Servicer will tabulate the votes in accordance with your instructions and provide the aggregate vote totals to the Trustee.

A joint proxy statement/prospectus describing the proposals to be voted upon at the special meeting has been delivered to you with this Notice. You should review the joint proxy statement/prospectus before completing your Proxy Card.

Please note that this request for voting instructions is separate from any proxy request you may receive with respect to any other holdings you may have in Hawthorne Financial common stock outside of the 401(k) Plan/ESOP.

If the Proxy Card is properly completed, signed and returned, the Trustee will vote the shares allocated to your account under the 401(k) Plan/ESOP in accordance with your direction. Please note the following:

•	If your Proxy Card is signed and returned without a voting direction, the Trustee will vote your shares in the same proportion as all the shares held by the 401(k) Plan/ESOP that are allocated to 401(k) Plan/ESOP participants for which voting instructions have been received.

•	If your Proxy Card is not returned or is returned unsigned, the Trustee will vote your shares in the same proportion as all the shares held by the 401(k) Plan/ESOP that are allocated to the 401(k) Plan/ESOP participants for which voting instructions have been received.

•	The Trustee will vote all shares held by the 401(k) Plan/ESOP which are not allocated to a participant’s account in the same proportion as allocated shares for which instructions have been received.

•	If you direct the Trustee to abstain from voting, the Trustee will abstain from voting such shares, and the shares will not be voted. An abstention from voting will have the same effect as a vote against the approval and adoption of the merger agreement and a vote against the adjournment proposal.

•	With respect fractional shares, the Trustee may pool the results of the voting instructions received from all participants to whom fractional shares have been allocated and vote such shares accordingly.

•	Participants may revoke their voting instructions by executing and delivering to Actuarial Consultants, Inc., the Servicer, a revised duly executed Proxy Card or written instruction no later than Tuesday, May 18, 2004.

Confidentiality of Vote. Your voting decision with respect to the Hawthorne Financial common stock credited to your account under the 401(k) Plan/ESOP will be kept confidential and will not be provided to Hawthorne Financial Corporation, Hawthorne Savings, F.S.B., Commercial Capital Bancorp or Commercial Capital Bank. Actuarial Consultants, Inc., the Servicer, will tabulate the votes and is responsible for ensuring compliance with these confidentiality procedures. Your Proxy Card should be returned to:

Actuarial Consultants, Inc.

2377 Crenshaw Boulevard, Suite 350

Torrance, California 90501

Attn: Kristina Barron

The Proxy Card must be delivered to Actuarial Consultants, Inc., the Servicer for the 401(k) Plan/ESOP, which has been specially designated to report the voting results to the 401(k) Plan/ESOP Trustee. Voting can only be done by the Trustee, which is the record owner of all shares of Hawthorne Financial common stock held by the 401(k) Plan/ESOP.

The Servicer must have ample time to tabulate votes and to deliver to the Trustee the aggregate votes on behalf of the participants of the 401(k) Plan/ESOP on or before the date of the special stockholder meeting. The special stockholder meeting will take place on May 25, 2004, at 11:00 a.m. Pacific time. THEREFORE, YOUR PROXY CARD SHOULD BE RECEIVED BY THE SERVICER NO LATER THAN TUESDAY, MAY 18, 2004. You may change your voting instructions by executing and delivering to the Servicer a duly executed Proxy Card or written instruction no later than Tuesday, May 18, 2004.